Exhibit 10.3

PokerTek, Inc.
1150 Crews Rd Ste F
Matthews, NC 28105

March 4, 2014

James Crawford
c/o PokerTek

Dear James:

On behalf of PokerTek, Inc. (“PokerTek” or the “Company”), this will confirm the terms of your continued affiliation as President (“President”) of the Company. In your capacity as President, you will continue to report directly to the Company’s Board of Directors (the “Board”), and will continue to work at the Company’s headquarters at 1150 Crews Road, Suite F, Matthews, NC 28105. Your compensation package as outlined herein is subject to approval of the Compensation Committee of the Board (“Compensation Committee”). Upon approval by the Compensation Committee, the terms set forth herein will be retroactively effective as of January 1, 2014.

Base Salary. Your annual base salary will be $14,583.33 per month ($175,000.00 annually), less applicable taxes, deductions and withholdings, paid monthly and subject to annual review. PokerTek’s regularly scheduled pay day is currently on the 30th of every month.

Incentive Compensation. You will be eligible to participate in an annual incentive bonus plan with a target incentive of up to 40% of your annual base salary (the “Target Award”) if you achieve your targets, less applicable taxes, deductions, and withholdings. Target incentives do not constitute a promise of payment. To qualify for the incentive bonus, you must remain employed with the Company through the date that the incentive bonus is paid. Your actual incentive bonus payout will depend on PokerTek’s financial performance and, to the extent applicable, the Compensation Committee’s assessment of your individual performance. Incentive bonuses are usually paid in February or March of the year after the fiscal year for which they are earned.

Retention Incentive. You will receive a retention incentive of $100,000.00, less applicable taxes, deductions, and withholdings, to be paid (a) in the event of the closing of a merger, sale, or purchase transaction, paid for a period of 12 months beginning at closing of the transaction if your employment is continued at a salary not less than your current base salary; or (b) in the event of the closing of a merger, sale, or purchase transaction if your employment is terminated, paid immediately.

Benefits. Subject to meeting the various eligibility requirements, you may continue to participate in the Company’s health insurance benefits (medical, dental and vision), life insurance, short term and long term disability, 401(k) Plan, and Flexible Spending Plan (Healthcare Reimbursement Account and/or Dependent Care Reimbursement Account). Please refer to benefit plan documents for eligibility. Of course, PokerTek may change its benefits at any time.

Paid Time Off. You are eligible for 20 vacation days per year in addition to designated Company paid holidays each year.

Proprietary Agreement and No Conflict with Prior Agreements. As an employee of PokerTek, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products and services of PokerTek and its clients. Similarly, you may have confidential or proprietary information from prior employers that should not be used or disclosed to anyone at PokerTek. Therefore, you will be required to read, complete and sign PokerTek’s standard Employee Confidentiality and Assignment of Inventions Agreement (“Proprietary Agreement”) and the Proprietary Information Obligations Checklist and return it to PokerTek on or prior to your Employment Start Date. In addition, PokerTek requests that you comply with any existing and/or continuing contractual obligations that you may have with your former employers. By signing this offer letter, you represent that your employment with PokerTek shall not breach any agreement you have with any third party.

Obligations. During your employment, you shall devote your full business efforts and time to PokerTek. This obligation, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities or, with the consent of the Board, from serving on the boards of directors of companies that are not competitors to PokerTek, as long as the activities do not materially interfere or conflict with your responsibilities to or your ability to perform your duties of employment at PokerTek. Any outside activities must be in compliance with and approved if required by PokerTek’s Code of Ethics.

Non-competition. You agree and acknowledge that undertakings and covenant not to compete with the Company set forth in Section 5 of the Employee Proprietary Information and Inventions Agreement which you entered into with the Company is hereby incorporated herein and made a part hereof and constitutes a material inducement to the Company to enter into this Agreement.

Employment At-Will. Please understand that this letter does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated at any time by you or PokerTek, with or without cause and with or without advance notice. The at-will nature of the employment relationship may not be modified or amended except by written agreement signed by PokerTek’s Chairman of the Board and you.

Code of Ethics and PokerTek Policies. PokerTek is committed to creating a positive work environment and conducting business ethically. As an employee of PokerTek, you will be expected to abide by the Company’s policies and procedures including, but not limited to, PokerTek’s Code of Business Conduct and Ethics.

Non-Disparagement. You agree, other than with regard to employees in the good faith performance of your duties with the Company while employed by the Company, both during and for five (5) years after your employment with the Company terminates, not to knowingly disparage the Company or its officers, directors, employees or agents in any manner likely to be harmful to it or them or its or their business, business reputation or personal reputation. The Company will instruct its Chairman and the named executive officers of the Company, other than in the good faith performance of their duties to the Company or in connection with their fiduciary duties to the Company and applicable law, both during and for five (5) years after your employment with the Company terminates, not to knowingly disparage you in any manner likely to be harmful to you or your business reputation or personal reputation. This paragraph shall not be violated by statements from either party which are truthful, complete and made in good faith in required response to legal process or governmental inquiry. You also agree that any breach of this non-disparagement provision by you shall be deemed a material breach of this offer letter.

Entire Agreement. This offer letter and the referenced documents and agreements constitute the entire agreement between you and PokerTek with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and PokerTek concerning those subject matters.

Background Check. You represent that all information provided to PokerTek or its agents with regard to your background is true and correct.

Please indicate your acceptance of this offer by signing where indicated below and returning an executed copy of this offer to me at your earliest convenience.

Sincerely,
/s/ Joseph Lahti
Chairman of the Board

/s/ James Crawford	March 4, 2014
Mark Roberson	Date